EXHIBIT 10.37

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between InterCept, Inc., a Georgia corporation (the “Company”), and John M. Perry, an individual resident of Georgia (the “Executive”), on the 20th day of December, 2002 (the “Effective Date”).

The Company seeks to employ the Executive as its Chief Executive Officer of Merchant Services. The Board of Directors of the Company (the “Board”) expects that the Executive’s contribution to the growth and success of the Company will be substantial. The Board desires to encourage the dedication of the Executive to the Company, which will promote the best interests of the Company and its shareholders. The Executive is willing to serve the Company on the terms and conditions herein provided.

Certain capitalized terms used in this Agreement are defined in Section 17.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree (as of the Effective Date) that:

1.      Employment. The Company shall employ the Executive, and the Executive shall serve the Company, as its Chief Executive Officer of Merchant Services upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities as are consistent with his position and which may be set forth in the Bylaws or assigned by the Chairman and Chief Executive Officer (“CEO”) and the President of the Company from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Company policy. The Executive may devote reasonable periods of time to serve as a director or advisor to other organizations, to perform charitable and other community activities, and to manage his personal investments; provided, however, that such activities are approved by CEO or the President, do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company.

2.      Term. The term of the Executive’s employment under this Agreement shall commence on the Effective Date and continue for a period of two (2) years (the “Term”), unless earlier terminated as provided in this Agreement. At the end of the initial Term, this Agreement shall automatically renew for consecutive Terms of two (2) years each unless either party hereto gives written notice to the other of such party’s intent to terminate not less than ninety (90) days before the end of the initial Term or any renewal Term.

3.      Compensation and Benefits.

a.      The Company shall pay the Executive a salary at a rate of not less than $400,000 per annum (the “Base Salary”) in accordance with the salary payment practices of the Company. The Board (or the Compensation Committee) shall review the Executive’s Base Salary at least annually (on or before March 1, 2004, for the first review) and may increase the Base Salary if it determines in its sole discretion that an increase is appropriate.

b.      In addition to the Base Salary, Executive shall be eligible to receive annual incentive compensation (“Bonus Compensation”) with a target of 50% of Base Salary, such Bonus Compensation to be based upon achievement of targeted levels of performance and such other criteria as the CEO, the Board or the Compensation Committee may establish from time to time. During the initial Term, the Executive shall receive minimum Bonus Compensation of $100,000, which shall be paid to Executive in equal quarterly installments commencing April 1, 2003. In addition to the Bonus Compensation, the Executive shall be eligible to participate in any management incentive programs established by the Company.

c.      The Executive shall be eligible for the grant of stock options, restricted stock, and other awards under the Plan. On the Effective Date, as an inducement to the Executive’s entering into this Agreement, the Company shall grant the Executive options to purchase 150,000 shares of the Company’s common stock, which options shall vest ratably over a two-year period, with the first one-third vesting immediately on the date of grant.

d.      The Executive may participate in all retirement, welfare, deferred compensation, life and health insurance (including health insurance for the Executive’s spouse and his dependents), and other benefit plans or programs of the Company now or hereafter applicable to the Executive or applicable generally to executives of the Company or to a class of executives that includes senior executives of the Company; provided, however, that during any period during the Term that the Executive is subject to a Disability, and during the 180-day period of physical or mental infirmity leading up to the Executive’s Disability, the amount of the Executive’s compensation provided under this Section 3 shall be reduced by the sum of the amounts, if any, paid to the Executive for the same period under any disability benefit or pension plan of the Company or any of its subsidiaries.

e.      Executive shall be entitled to at least four (4) weeks of paid vacation each year and all holidays observed by the Company.

e.      The Company shall reimburse the Executive for travel, seminar, and other expenses related to the Executive’s duties that are incurred and accounted for in accordance with the practices of the Company.

4.      Termination.

a.      The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as follows:

(i)         upon the death of the Executive;

(ii)        by the Company due to the Disability of the Executive upon delivery of a Notice of Termination to the Executive;

(iii)       by the Company for Cause upon delivery of a Notice of Termination to the Executive;

(iv)       by the Company without Cause upon no less than thirty (30) days written notice to the Executive, provided the Company satisfies the provisions of Section 4(d);

(v)        by the Executive with Adequate Justification upon delivery of a Notice of Termination to the Company sixty (60) days before the intended Termination Date; and

(vi)       by the Executive for any reason other than with Adequate Justification upon delivery of a Notice of Termination to the Company sixty (60) days before the intended Termination Date;

(vii)      by the Executive for any reason upon delivery of a Notice of Termination to the Company within a 90-day period beginning on the 30th day after any occurrence of a Change in Control

b.      If the Executive’s employment with the Company shall be terminated during the Term (i) by reason of the Executive’s death, or (ii) by the Company for Disability, the Company shall pay to the Executive (or in the case of his death, the Executive’s estate), within 15 days after the Termination Date, a lump sum cash payment equal to the Accrued Compensation and the Pro Rata Bonus.

c.      If the Executive’s employment with the Company shall be terminated during the Term by the Company for Cause, the Company shall pay to the Executive, within 15 days after the Termination Date, a lump sum cash payment equal to the Accrued Compensation.

d.      If the Executive’s employment with the Company shall be terminated either (i) by the Company without Cause; or (ii) by the Executive with Adequate Justification; or (iii) by the Executive pursuant to Section 4(a)(vii) above, in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

(i)         the Company shall pay the Executive in cash, within 15 days of the Termination Date, an amount equal to all Accrued Compensation and the Pro Rata Bonus;

(ii)        the Company shall pay to the Executive in cash, at the end of each month in the period that is the greater of (x) the twelve (12) consecutive months following the Termination Date, or (y) the remainder of the Term, an amount equal to one-twelfth of the sum of the Base Amount and the Bonus Amount; and

(iii)       the restrictions on any outstanding incentive awards (including stock options) granted to the Executive under the Plan or under any other incentive plan or arrangement shall lapse, and such incentive award shall become 100% vested and may be exercised for a period of thirty (30) days following the date of termination, when such incentive awards shall terminate

e.      If the Executive’s employment with the Company shall be terminated during the Term by the Executive for any reason other than with Adequate Justification (with the exception of termination pursuant to Section 4(a)(vii)), the Company shall pay to the Executive, within 15 days after the Termination Date, a lump sum cash payment equal to the Accrued Compensation.

f.       The severance pay provided for in this Section 4 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice, or arrangement. The Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s Executive benefit plans and other applicable programs, policies and practices then in effect.

5.      Protection of Trade Secrets and Confidential Information.

a.      Through exercise of his rights and performance of his obligations under this Agreement, Executive will be exposed to Trade Secrets and Confidential Business Information. Executive agrees to cooperate with any and all confidentiality requirements of the Company, and Executive shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets of which Executive becomes aware.

b.      Except as required to perform his obligations under this Agreement or except with Company’s prior written permission, Executive shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of the Company. The Executive’s obligations under this provision shall remain in force during the term of his employment and for a period of two (2) years after the Executive’s last date of employment with the Company, provided that this covenant is in addition to and not in lieu of any remedies available to the Company under Georgia law.

c.      The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, not to use or disclose any Confidential Business Information at any time, either during the term of his employment or for a period of two (2) years after the Executive’s last date of employment.

d.      Upon termination of employment, the Executive shall leave with the Company all business records relating to the Company and its affiliates including, without limitation, all contracts, calendars, and other materials or business records concerning its business or customers, including all physical, electronic, and computer copies thereof, whether or not the Executive prepared such materials or records himself. Upon such termination, the Executive shall retain no copies of any such materials.

e.      Nothing in this Section 5 shall prevent the Executive from disclosing Trade Secrets or Confidential Business Information pursuant to a court order or court-issued subpoena, so long as the Executive first notifies the Company of said order or subpoena in sufficient time to allow the Company to seek an appropriate protective order. The Executive agrees that if he receives any formal or informal discovery request, court order, or subpoena requesting that he disclose Trade Secrets or Confidential Business Information, he will immediately notify the Company and provide the Company with a copy of said request, court order, or subpoena.

6.      Non-Solicitation and Related Matters.

a.      If the Executive is terminated for Cause or if the Executive resigns without Adequate Justification, then for a period of two (2) years following the date of termination, the Executive shall not (except on behalf of or with the prior written consent of the Company) either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer or prospective customer of the Company on the date of termination and with whom the Executive had direct material contact within six months of the Executive’s last date of employment.

b.      If the Executive is terminated for Cause or if the Executive resigns without Adequate Justification, then for a period of two (2) years following the date of termination, the Executive will not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away any employee of or consultant to the Company or any of its affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

c.      The Executive acknowledges and agrees that great loss and irreparable damage would be suffered by the Company if the Executive should breach or violate any of the terms or provisions of the covenants and agreements set forth in this Section 6. The Executive further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of the Company. The parties agree that money damages for any breach of clauses (a) and (b) of this Section 6 will be insufficient to compensate for any breaches thereof, and that the Executive or any of the Executive’s affiliates, as the case may be, will, to the extent permitted by law, waive in any proceeding initiated to enforce such provisions any claim or defense that an adequate remedy at law exists. The existence of any claim, demand, action, or cause of action against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny the Executive the right to defend against this enforcement on the basis that the Company has no right to its enforcement under the terms of this Agreement.

d.      The Executive acknowledges and agrees that: (i) the covenants and agreements contained in clauses (a) through (e) of this Section 6 are the essence of this Agreement;

(ii) the Executive has received good, adequate and valuable consideration for each of these covenants; and (iii) each of these covenants is reasonable and necessary to protect and preserve the interests and properties of the Company. The Executive also acknowledges and agrees that: (i) irreparable loss and damage will be suffered by the Company should the Executive breach any of these covenants and agreements; (ii) each of these covenants and agreements in clauses (a) and (b) of this Section 6 is separate, distinct and severable not only from the other covenants and agreements but also from the remaining provisions of this Agreement; and (iii) the unenforceability of any covenants or agreements shall not affect the validity or enforceability of any of the other covenants or agreements or any other provision or provisions of this Agreement. The Executive acknowledges and agrees that if any of the provisions of clauses (a) and (b) of this Section 6 shall ever be deemed to exceed the time, activity, or geographic limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, or geographical limitations permitted by applicable law.

e.      The Executive and the Company hereby acknowledge that it may be appropriate from time to time to modify the terms of this Section 6 and the definition of the term “Business” to reflect changes in the Company’s business and affairs so that the scope of the limitations placed on the Executive’s activities by this Section 6 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Company.

f.       In the event that Executive’s employment is terminated by the Company other than for Cause or by the Executive with Adequate Justification or pursuant to Section 4(a)(vii), the Company, at its sole option and its sole discretion and at any time within thirty (30) days of the Termination Date, may cause Executive to be obligated to comply with the covenants not to solicit set forth in Sections 6(a) and 6(b) above for a period of one (1) or two (2) years following the Termination Date, as set forth below:

(i)         By giving notice to Executive at any time within thirty (30) days of the Termination Date of its intent to exercise the “One Year Option” herein described, the Company may cause Executive to be obligated to comply with Sections 6(a) and 6(b) for a period of one (1) year following the Termination Date; provided, however, that the Company shall pay Executive an aggregate amount in cash equal to Executive’s then Base Salary in effect immediately prior to the Termination Date multiplied by one (1) (the “One Year Payment”). The One Year Payment shall be paid by the Company to Executive in twelve (12) equal monthly payments, the first of which shall be made on the first day of the calendar month following the calendar month in which the Termination Date occurs;

(ii)        By giving notice to Executive any time within thirty (30) days of the Termination Date of its intent to exercise the “Two Year Option” herein described, the Company may cause Executive to be obligated to comply with Sections 6(a) and 6(b) for a period of two (2) years following the Termination Date; provided, however, that the Company shall pay Executive an aggregate amount in cash equal to Executive’s Base Salary in effect immediately prior to the Termination Date multiplied by two (2) (the “Two Year Payment”). The Two Year Payment shall be paid by the Company to Executive in twenty-four (24) equal monthly payments, the first of which shall be made on the first day of the calendar month following the calendar month in which the Termination Date occurs.

7.      Arbitration.

a.      The Company and the Executive acknowledge and agree that (except as specifically set forth in Section 7(d)), any claim or controversy arising out of or relating to this Agreement shall be settled by binding arbitration in Atlanta, Georgia, in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect on the date of the event giving rise to the claim or controversy. The Company and Executive further acknowledge and agree that either party must request arbitration of any claim or controversy within one (1) year of the date of the event giving rise to the claim or controversy by giving written notice of the party’s request for arbitration. Failure to give notice of any claim or controversy within one (1) year of the event giving rise to the claim or controversy shall constitute waiver of the claim or controversy.

b.      All claims or controversies subject to arbitration pursuant to Section 7(a) above shall be submitted to arbitration within six (6) months from the date that a written notice of request for arbitration is effective. All claims or controversies shall be resolved by a panel of three arbitrators who are licensed to practice law in the State of Georgia and who are experienced in the arbitration of labor and employment disputes. These arbitrators shall be selected in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect at the time the claim or controversy arises. Either party may request that the arbitration proceeding be steno-graphically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a written decision with respect to all claims or controversies within thirty (30) days from the date the claims or controversies are submitted to arbitration. The parties shall be entitled to be represented by legal counsel at any arbitration proceedings.

c.      The Company and the Executive acknowledge and agree that the arbitration provisions in this Agreement may be specifically enforced by both party, and that submission to arbitration proceedings may be compelled by any court of competent jurisdiction. The Company and the Executive further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

d.      Notwithstanding the arbitration provisions set forth herein, Executive and the Company acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under Sections 5 or 6 of this Agreement nor shall such provisions prevent the Company from seeking equitable relief from a court of competent jurisdiction for violations of Sections 5 or 6 of this Agreement. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to arbitration except by mutual written consent of the parties signed after the dispute arises, any such consent, and the terms and conditions thereof, then becoming binding on the parties. The Executive and the Company further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers’ compensation or unemployment compensation.

8.      Legal Expenses. In the event that the Company or Executive commences an action, at law or in equity, to enforce any right under any provision of this Agreement or to compel compliance with any provision of this Agreement, the Company and the Executive agree that the prevailing party in any such action shall be entitled to recover from the opposite party all reasonable attorney’s fees and costs incurred in connection with such action.

9.      Successors; Binding Agreement.

a.      This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

b.      Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

10.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Company shall be directed to the attention of the CEO with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

11.    Modification and Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of Georgia.

13.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

15.    Headings. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date including (i) Base Salary, and (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date.

“Adequate Justification” shall mean the occurrence of any of the following events or conditions: (i) a material failure of the Company to comply with the terms of this Agreement; (ii) other than as provided for herein, the removal of the Executive from his position hereunder or any other substantial diminution in the Executive’s authority or the Executive’s responsibilities or (iii) Executive is required to relocate to an office location that is more than thirty-five (35) miles from the Company’s location on the Effective Date (provided, however, that Executive acknowledges that the duties and responsibilities of his position will require Executive to travel frequently to the Company’s offices in Florida, Delaware and other locations, possibly for extended periods of time, and that such travel shall not constitute a relocation that gives rise to Adequate Justification).

“Agreement” shall have the meaning set forth in the recitals.

“Base Amount” shall mean the Executive’s annual Base Salary at the rate in effect on the Termination Date, and shall include all amounts, if any, of his Base Salary that are deferred under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.

“Board” shall have the meaning set forth in the recitals.

“Bonus Amount” shall mean the most recent annual bonus paid or payable to the Executive.

“Business” shall mean the providing of payment processing and banking services and related services (including transaction processing, risk management, transaction security, fraud control, reporting tools, sales and marketing, payment options, interface, technology development and back office management) to merchants, financial institutions, independent sales organizations and other similar customers throughout the United States.

“Bylaws” shall mean the Amended and Restated Bylaws of the Company, as amended, supplemented or otherwise modified from time to time.

“Cause” shall mean termination as a result of: (i) Executive’s violation of the covenants set forth in Section 5; (ii) Executive’s willful or intentional failure to perform his duties under this Agreement diligently and in accordance with the directions of the Company; (ii) Executive’s willful, intentional, or grossly negligent failure to comply with the decisions or policies of the Company; (iii) final conviction of Executive of a felony or (iv) any act that (X) constitutes, on the part of the Executive, fraud or dishonesty, and (Y) is reasonably likely to lead to material injury to the Company or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Executive; provided, however, that in the event the Company desires to terminate Executive’s Employment pursuant to subsections (i), (ii), (iii) or (iv) of this Section, the Company shall first give Executive written notice of such intent, detailed and specific description of the reasons and basis therefore, and, if such behavior is susceptible to cure, thirty (30) days to remedy or cure such perceived breaches or deficiencies (the “Cure Period”); provided, however that with respect only to breaches that it is not possible to cure within such thirty (30) day period, so long as Executive is diligently using his best efforts to cure such breaches or deficiencies within such period and thereafter, the Cure Period shall be automatically extended for an additional period of time (not to exceed sixty (60) days) to enable Executive to cure such breaches or deficiencies; provided further that Executive continues to diligently use his best efforts to cure such breaches or deficiencies. If Executive does not cure the perceived breaches or deficiencies within the Cure Period, the Company may discharge Executive immediately upon written notice to Executive. If the Company desires to terminate Executive’s Employment pursuant to subsection (iii) of this Section, the Company shall first give Executive three (3) days prior written notice of such intent.

“Change in Control” shall mean the occurrence during the Term of any the following events:

(i)         An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 34% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (2) the Company or any Subsidiary, or (3) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii)        The individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)       Approval by shareholders of the Company of:

(A)            A merger, consolidation or reorganization involving the Company, unless

(1) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation.

(A transaction described in clauses (1) and (2) shall herein be referred to as a “Non-Control Transaction”).

(B)            A complete liquidation or dissolution of the Company; or

(C)            An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

(iv)       Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”) or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive’s employment.

“CEO” shall mean John W. Collins or his successor as the chief executive officer of the Company.

“Company” shall have the meaning set forth in the recitals.

“Compensation Committee” shall mean the compensation committee of the Board.

“Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

“Confidential Business Information” shall mean any non-public information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Executive, directly or indirectly, in connection with the Executive’s employment, including (without limitation) oral and written information concerning the Company or its affiliates relating to financial position and results of operations (revenues, margins, assets, net income, etc.), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information. Confidential Business Information also includes information recorded in manuals, memoranda, projections, minutes, plans, computer programs, and records, whether or not legended or otherwise identified by the Company and its affiliates as Confidential Business Information, as well as information which is the subject of meetings and discussions and not so recorded; provided, however, that Confidential Business Information shall not include information that is generally available to the public, other than as a result of disclosure, directly or indirectly, by the Executive, or was available to the Executive on a non-confidential basis prior to its disclosure to the Executive.

“Disability” shall mean the inability of the Executive to perform substantially all of his current duties as required hereunder for a continuous period of 180 days because of mental or physical condition, illness, or injury.

“Effective Date” shall mean the date set forth in the recitals.

“Executive” shall have the meaning set forth in the recitals.

“Notice of Termination” shall mean a written notice of termination from the Company or the Executive that specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

“Plan” shall mean the InterCept, Inc. 2002 Stock Option Plan, and any additional, successor or replacement stock option plan adopted by the Company.

“Pro Rata Bonus” shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.

“Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

“Term” shall have the meaning set forth in Section 2 of this Agreement.

“Termination Date” shall mean, in the case of the Executive’s death, his date of death, and in all other cases, the date specified in the Notice of Termination.

“Trade Secrets” shall mean information or data of or about the Company or any affiliated entity, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” mandated under applicable law, the latter definition shall govern for purposes of interpreting the Executive’s obligations under this Agreement.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Executive has signed this Agreement, effective as of the date first above written.

INTERCEPT, INC.
By:	/s/ G. Lynn Boggs

Name:	G. Lynn Boggs

Title:	President

(CORPORATE SEAL)

EXECUTIVE
/s/ John M. Perry

John M. Perry